CH ENERGY GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                     EXHIBIT 12

                                                                     2000                          Year Ended  December 31,
                                                        -------------------------------   -------------------- --------------------

                                                        3 Months   6 Months   12 Months
                                                          Ended      Ended       Ended
                                                        June 30    June 30     June 30       1999    1998 (1)    1997 (1)   1996 (1)
                                                        --------   --------   ---------   --------   --------    -------   --------
   Earnings:
A.   Net Income                                           $7,827    $25,942     $47,591    $48,573    $49,314    $51,856    $52,852
B.   Federal Income Tax                                    4,552     13,676      25,621     28,925     28,627     26,237     31,068
                                                         -------    -------    --------   --------   --------   --------   --------
C.   Earnings before Income Taxes                        $12,379    $39,618     $73,212    $77,498    $77,941    $78,093    $83,920
                                                         =======    =======     =======    =======    =======    =======    =======
D.   Fixed Charges
          Interest on Mortgage Bonds                       2,997      6,202      12,613     13,057     14,225     14,237     15,112
          Interest on Other Long-Term  Debt                2,974      5,677      11,853     11,094      8,890      8,860      8,505
          Other Interest                                   1,861      3,796       6,933      4,860      3,639      2,647      2,626
          Interest Portion of Rents                          234        479         969        993      1,004      1,020      1,094
          Amortization of Premium & Expense on Debt          287        567       1,097        993        924        906        940
          Preferred Stock Dividends of Central Hudson      1,258      2,433       4,901      5,078      5,031      4,800      5,054
                                                         -------    -------    --------   --------   --------   --------   --------
                         TOTAL FIXED CHARGES              $9,611    $19,154     $38,366    $36,075    $33,713    $32,470    $33,331
                                                         =======    =======    ========   ========   ========   ========   ========

E.   Total Earnings                                      $21,990    $58,772    $111,578   $113,573   $111,654   $110,563   $117,251
                                                         =======    =======    ========   ========   ========   ========   ========
   Preferred Dividend Requirements:
F.   Allowance for Preferred Stock
          Dividends Under IRC Sec 247                       $807     $1,615      $3,230     $3,230     $3,230     $3,230     $3,230
G.   Less Allowable Dividend Deduction                      (32)       (64)       (127)      (127)      (127)      (127)      (127)
                                                         -------    -------    --------   --------   --------   --------   --------
H.   Net Subject to Gross-up                                 775      1,551       3,103      3,103      3,103      3,103      3,103
I.   Ratio of Earnings before Income
          Taxes to Net Income (C/A)                        1.582      1.527       1.538      1.595      1.581      1.506      1.588
                                                         -------    -------    --------   --------   --------   --------   --------
J.   Pref. Dividend (Pre-tax)  (HxI)                       1,226      2,369       4,774      4,951      4,904      4,673      4,927
K.   Plus Allowable Dividend Deduction                        32         64         127        127        127        127        127
                                                         -------    -------    --------   --------   --------   --------   --------
L.   Preferred Dividend Factor                             1,258      2,433       4,901      5,078      5,031      4,800      5,054
                                                         =======    =======    ========   ========   ========   ========   ========

M.   Ratio of Earnings to Fixed Charges    (E/D)            2.29       3.07        2.91       3.15       3.31       3.41       3.52
                                                         =======    =======    ========   ========   ========   ========   ========
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(1)  CH Energy Group, Inc. was formed on Dec. 15, 1999. Prior Periods have been restated to reflect preferred stock dividends as a component of fixed charges.